As filed with the Securities and Exchange Commission on May 7, 2010

Registration No. 333-60542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

White Electronic Designs Corporation

(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-0905052
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3601 E. University Drive

Phoenix, Arizona 85034

(602) 437-1520

(Address, Including Zip Code, of Principal Executive Offices)

White Electronic Designs Corporation

2000 Broad Based Employee Stock Option Plan

(Full Title of the Plan)

John W. Hohener

Chief Financial Officer and Secretary

White Electronic Designs Corporation

c/o Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

(949) 221-7100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Warren T. Lazarow, Esq.

Loren J. Weber, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025-7019

(650) 473-2600

EXPLANATORY NOTE

White Electronic Designs Corporation, an Indiana corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2001 (Commission File No. 333-60542 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock (the “Common Stock”), thereby registered for offer or sale pursuant to the White Electronic Designs Corporation 2000 Broad Based Employee Stock Option Plan (the “Plan”). A total of 1,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

On April 30, 2010, after completion of a tender offer (the “Offer”) by Rabbit Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Microsemi Corporation (“Parent”), for all of the outstanding shares of Common Stock, Merger Sub merged with and into the Registrant (the “Merger”). Pursuant to the Merger, each outstanding share of Common Stock not tendered in the Offer (other than the shares of Common Stock held in the treasury of the Registrant or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Registrant, which shares were cancelled in the Merger) was converted into the right to receive $7.00 per share, in cash, without interest. The Merger became effective upon filing of Articles of Merger with the Secretary of State of the State of Indiana on April 30, 2010.

As a result of the Merger, the Registrant has terminated the offering of the Common Stock pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plan. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister the 619,427 shares of Common Stock that remain available for issuance under the Plan (referred to herein as the “Plan Shares”). The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 7, 2010.

WHITE ELECTRONIC DESIGNS CORPORATION

By:	/s/ John A. Caruso
John A. Caruso President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Caruso John A. Caruso	Director, President and Chief Executive Officer (Principal Executive Officer)	May 7, 2010

/s/ John W. Hohener John W. Hohener	Director, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 7, 2010

/s/ James J. Peterson James J. Peterson	Director	May 7, 2010